Exhibit 99.1

Jaguar Health Reports Third Quarter 2024 Financial Results

The combined net Q3 2024 revenue of approximately $3.1 million for prescription and non-prescription products, including license revenue, increased approximately 14% versus net Q2 2024 revenue of $2.7 million and 11% versus net Q3 2023 revenue of $2.8 million

Jaguar reported significant results in breast cancer patients in its phase 3 OnTarget trial for its cancer supportive care drug crofelemer; results in breast cancer patients accepted for poster presentation on December 11, 2024 at the San Antonio Breast Cancer Symposium (SABCS)

Jaguar initiated commercial launch in October 2024 for Gelclair®, the company’s third prescription product, in alignment with Jaguar’s focus on cancer supportive care

Jaguar is initiating two Phase 2 trials in Q4, 2024 and supporting multiple investigator-initiated proof-of-concept studies (“IIT”) of crofelemer for the rare and orphan disease indications of microvillus inclusion disease (MVID) and short bowel syndrome (SBS) with intestinal failure in the US, EU, and Middle East/North Africa (MENA) regions; results of IITs expected by the end of 2024 and throughout 2025

REMINDER: Jaguar to host investor webcast Wednesday, November 13th at 8:30 a.m. Eastern regarding Q3 2024 financials and company updates; Click here to register for webcast

SAN FRANCISCO, CA / November 13, 2024 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported its consolidated third-quarter 2024 financial results and provided Company updates.

The total net revenue for the Company’s Mytesi® and Canalevia®-CA1 prescription products, the Company’s non-prescription products, and license revenue, was approximately $3.1 million in the third quarter of 2024, representing an increase of approximately 14% versus the total net revenue in the second quarter of 2024, which totaled approximately $2.7 million, and an increase of approximately 11% over the total net revenue in the third quarter of 2023, which totaled approximately $2.8 million.

“With our catalysts anticipated over the next 6 months in all of our core programs – including development of crofelemer for cancer therapy-related diarrhea, development of crofelemer for the rare/orphan indications of microvillus inclusion disease and short bowel syndrome with intestinal failure, and the ongoing U.S. commercial launch of Gelclair, the Company’s third prescription product – Jaguar’s board of directors has no intention of implementing a reverse split of the Company’s common stock,” said Lisa Conte, Jaguar’s president and CEO.

2024 THIRD QUARTER COMPANY FINANCIAL RESULTS:

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Net Mytesi Revenue: The combined net revenue for Mytesi was approximately $3.0 million in the third quarter of 2024, representing an increase of approximately 14% over the combined net revenue in the second quarter of 2024, which totaled approximately $2.6 million, and an increase of 8% over the combined net revenue for the third quarter of 2023, which totaled approximately $2.8 million.

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License Revenue: For the third quarter of 2024, license fees recognized from the securities purchase agreement with a European partner, supplemented by a binding term sheet, amounted to $42,000, and also amounted to $42,000 in the second quarter of 2024. As of September 30, 2024, the total deferred revenue associated with this contract amounted to $765,000.

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Mytesi Prescription Volume: Mytesi prescription volume increased in the third quarter of 2024 compared to the second quarter of 2024 by 10.9%. Prescriptions increased by 2.7% in the third quarter of 2024 compared to the third quarter of 2023. Prescription volume differs from invoiced sales volume, which reflects, among other factors, varying buying patterns among specialty pharmacies in the closed network as they manage their inventory levels.

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Neonorm™: Revenues for the non-prescription Neonorm products were minimal for the third quarters of 2024 and 2023.

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Cost of Product Revenue: Total cost of product revenue increased by approximately $26,700, from $0.51 million for the quarter ended September 30, 2023 compared to $0.54 million for the quarter ended September 30, 2024.

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Research and Development: The R&D expense decreased by $2.0 million, from $6.1 million for the quarter ended September 30, 2023 to $4.0 million during the same quarter in 2024, primarily due to the winding down of activities related to the phase 3 OnTarget clinical trial and regulatory activities for the trial.

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Sales and Marketing: The Sales and Marketing expense increased by approximately $0.5 million, from $1.5 million for the quarter ended September 30, 2023 to $2.0 million during the same quarter in 2024. The increase in this expense was mostly due to expanded market access activities and the commercial launch of Gelclair.

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General and Administrative: The G&A expense increased by $0.3 million, from $3.5 million for the quarter ended September 30, 2023, to $3.8 million during the same quarter in 2024, largely due to increased consulting and legal expenses.

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Loss from Operations: Loss from operations decreased by $1.5 million, from $8.8 million in the quarter ended September 30, 2023 to $7.3 million during the same period in 2024.

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Net Loss: Net loss attributable to common shareholders increased by approximately $2.1 million, from $7.8 million in the quarter ended September 30, 2023 to $9.9 million in the same period in 2024. In addition to the loss from operations:

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Interest expense decreased by approximately $0.7 million, from $0.5 million for the three months ended September 30, 2023, to approximately $0.2 million net interest income for the same period in 2024, primarily due to changing the accounting of certain debt instruments to FVO. The lower interest expense was offset by a higher loss in a change in the fair value of financial instruments and hybrid instruments designated at FVO.

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Change in fair value of financial instrument and hybrid instrument designated at FVO decreased approximately by $0.8 million from a loss of approximately $2.2 million in the three months ended September 30, 2023, to a loss of about $3.1 million for the same period in 2024 primarily due to fair value adjustments in liability classified warrants and notes payable designated at FVO.

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Non-GAAP Recurring EBITDA: Non-GAAP recurring EBITDA for the third quarter of 2024 and the third quarter of 2023 were a net loss of $8.2 million and $6.2 million, respectively.

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

Participation Instructions for Webcast

When: Wednesday, November 13, 2024 at 8:30 a.m. Eastern

Participant Registration & Access Link: Click Here

Replay Instructions for Webcast

Replay of the webcast on the investor relations section of Jaguar’s website: (click here)

About Crofelemer

Crofelemer is the only oral FDA-approved prescription drug under botanical guidance. It is plant-based, extracted and purified from the red bark sap of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals, a Jaguar family company, has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for Indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (Jaguar) is a commercial stage pharmaceuticals company focused on developing novel proprietary prescription medicines sustainably derived from plants from rainforest areas for people and animals with gastrointestinal distress, specifically associated with overactive bowel, which includes symptoms such as chronic debilitating diarrhea, urgency, bowel incontinence, and cramping pain. Jaguar family company Napo Pharmaceuticals (Napo) focuses on developing and commercializing human prescription pharmaceuticals for essential supportive care and management of neglected gastrointestinal symptoms across multiple complicated disease states. Napo’s crofelemer is FDA-approved under the brand name Mytesi® for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Jaguar family company Napo Therapeutics is an Italian corporation Jaguar established in Milan, Italy in 2021 focused on expanding crofelemer access in Europe and specifically for orphan and/or rare diseases. Jaguar Animal Health is a Jaguar tradename. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp. that emerged from Jaguar’s Entheogen Therapeutics Initiative (ETI), is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit www.napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

Visit the Make Cancer Less Shitty patient advocacy program at makecancerlessshitty.com and on X, Facebook & Instagram

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Gelclair®

INDICATIONS

GELCLAIR® has a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis (may be caused by chemotherapy or radiation therapy), irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, or disease. Also, indicated for diffuse aphthous ulcers.

IMPORTANT SAFETY INFORMATION

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Do not use GELCLAIR if there is a known or suspected hypersensitivity to any of its ingredients.
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No adverse effects have been reported in clinical trials, although postmarketing reports have included infrequent complaints of burning sensation in the mouth.
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If GELCLAIR is swallowed accidentally, no adverse effects are anticipated.
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If no improvement is seen within 7 days, a physician should be consulted.

You are encouraged to report negative side effects of prescription medical products to the FDA.

Visit www.fda.gov/safety/medwatch, call 1-855-273-0468 or fill-in the form at this link.

Please see full Prescribing Information at:

https://gelclair.com/assets/Gelclair_PI_Decemeber_2021.pdf

Important Safety Information About Canalevia®-CA1

For oral use in dogs only. Not for use in humans. Keep Canalevia-CA1 (crofelemer delayed-release tablets) in a secure location out of reach of children and other animals. Consult a physician in case of accidental ingestion by humans. Do not use in dogs that have a known hypersensitivity to crofelemer. Prior to using Canalevia-CA1, rule out infectious etiologies of diarrhea. Canalevia-CA1 is a conditionally approved drug indicated for the treatment of chemotherapy-induced diarrhea in dogs. The most common adverse reactions included decreased appetite, decreased activity, dehydration, abdominal pain, and vomiting.

Caution: Federal law restricts this drug to use by or on the order of a licensed veterinarian. Use only as directed. It is a violation of Federal law to use this product other than as directed in the labeling. Conditionally approved by FDA pending a full demonstration of effectiveness under application number 141-552.

See full Prescribing Information at Canalevia.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that the Company will initiate two Phase 2 trials in Q4 2024, Jaguar’s expectation that it will host an investor webcast on November 13, 2024, the Company’s expectation that results from investigator-initiated and IND proof-of-concept studies of crofelemer for MVID and SBS with intestinal failure will be available by the end of 2024 and throughout 2025, and the statement that, with the Company’s catalysts anticipated over the next 6 months in its core programs, Jaguar’s board of directors has no intention of implementing a reverse split of the Company’s common stock. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

Jaguar-JAGX